Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO’S EARNINGS MORE THAN DOUBLED,

SPARKED BY 18% INCREASE IN OIL AND GAS PRODUCTION;

PRODUCTION REPLACED FOR TWELFTH CONSECUTIVE YEAR;

CAPITAL AND EXPLORATION BUDGET SET AT $415 MILLION FOR 2004;

Quarterly Dividend Declared

HOUSTON, TX. – January 27, 2004 – Net income of Pogo Producing Company (“PPP” – NYSE) in 2003 more than doubled to $290,941,000, or $4.65 per share, on revenues of $1,161,996,000, it was announced today by Paul G. Van Wagenen, Chairman and Chief Executive Officer.  In 2002, Pogo’s net income totaled $107,031,000, or $1.85 per share, on revenues of $754,854,000.

Pogo’s 2003 fourth quarter net income was $55,085,000, or $0.87 per share, on revenues of $272,845,000, compared to fourth quarter 2002 net income of $37,751,000, or $0.62 per share, on revenues of $218,127,000.

Discretionary cash flow in 2003 was $732,812,000, up 49% from $492,941,000 a year earlier.  In the fourth quarter of 2003, discretionary cash flow was $185,955,000, compared to $135,840,000 in the fourth quarter a year ago.  Net cash provided by operating activities during the fourth quarter and for the full year of 2003 increased to $165,097,000 and $744,559,000, respectively, from $118,180,000 and $466,479,000 for the same time periods in 2002.

Mr. Van Wagenen said, “Our well planned and executed 2003 drilling program enabled us to replace our production for the twelfth consecutive year, always a cardinal objective of Pogo. Full reserves replacement was even more of an accomplishment considering Pogo’s record-high production rates in 2003.  Much of the increase in reserves came from Pogo’s positive drilling results in the Gulf of Mexico and from continuing exploratory drilling success in the Gulf of Thailand.”

Mr. Van Wagenen noted, “Pogo enjoyed exceptional results with the drill-bit in 2003.  The company drilled a worldwide total of 248 gross wells, 232 of which were successfully completed, a 94% success rate.  For a company with a meaningfully active exploration program, that rate of success is truly extraordinary.”

OIL AND GAS RESERVES REACH ALL-TIME HIGH

Pogo added enough new proven oil and natural gas reserves to replace an estimated 147% of its 2003 worldwide production.  New hydrocarbon reserves discovered internationally last year offset 114% of Pogo’s 2003 international (Thailand) production, while new reserves added in the United States reflect a 162% domestic production replacement rate.  Pogo’s year-end 2003 estimated equivalent proven oil and natural gas reserves rose to a total of 1.702 trillion cubic feet.

Pogo’s 2003 equivalent daily production of all hydrocarbons was 115,718 barrels per day, an 18% increase from 98,348 barrels per day of equivalent production in 2002.  In 2003, average daily production of liquid hydrocarbons, including crude oil, condensate and plant products, was 66,230 barrels per day, up 28% from 51,840 barrels per day in 2002.  Daily natural gas production in 2003 averaged 296.9 million cubic feet per day (mmcf/d), up from 279.0 mmcf/d in 2002.  In the fourth quarter of 2003, production of liquid hydrocarbons averaged 62,955 barrels per day, up from 53,437 barrels per day produced in the fourth quarter of 2002.  Natural gas production averaged 297.0 mmcf/d in the quarter just ended, up from 282.1 mmcf/d produced during the fourth quarter of 2002.

For all of 2003, natural gas prices averaged $4.39 per thousand cubic feet (mcf), up from $2.89 per mcf averaged in 2002.  In the fourth quarter of 2003, Pogo received $4.13 per mcf, up from an average price of $3.20 per mcf in the final quarter of 2002.  Average oil and condensate prices received by Pogo in 2003 rose to $29.10 per barrel, up from $24.89 per barrel in 2002.  Fourth quarter 2003 oil and condensate prices rose to $29.32 per barrel, up from $27.36 per barrel received in the same quarter of 2002.

THE GULF OF MEXICO

Four exploratory wells were drilled in the Gulf of Mexico in the fourth quarter, yielding three discoveries.  Pogo’s 100%-owned Main Pass Block 68 No. 1 encountered 68 feet of Miocene natural gas pay at a depth of about 7,300 feet subsea, in 28 feet of water.  A four-pile four-slot production facility is being set, and initial production from the new field is expected by early in the third quarter of this year. One or two additional development wells will be drilled from this platform.

Pogo, a 50% owner and operator of Eugene Island Block 280, drilled an exploratory well on this block, encountering two natural gas pay sections between 15,800 and 16,500 feet subsea, totaling 197 feet of net natural gas pay.  A tripod production platform will be set, and production from that well will begin by the fourth quarter of 2004.

Pogo, owning 25%, also participated in a drilling discovery at Ship Shoal Block 52, finding about 80 feet of pay in two horizons beneath 15,600 feet subsea.  Production is expected to commence within 90 days.

THE GULF OF THAILAND

Pogo, a 46.3% owner of Gulf of Thailand Block B8/32, drilled eight successful fourth quarter wells including two new exploratory wells in Maliwan field: the far-south No. 11 well, with 92 feet of pay; and the No. 10 in far-north Maliwan.  Future platforms will be needed at the site of each of those two discoveries.  Fourth quarter 2003 development drilling also targeted the Maliwan field, including six new “A”-platform development wells, which averaged 160 feet of oil and natural gas pay per well.

Maliwan natural gas production, which is gathered to and sold at the nearby Benchamas field complex, will be shut-in during much of the first quarter of 2004 so that water processing and other Benchamas field production facilities can be upgraded to permit greater production levels in the future.

First quarter 2004 drilling in Thailand will include approximately eight development wells at the newly installed Tantawan “H” platform, followed by a similar number of development wells to be drilled on the new Benchamas “J” platform.

Pogo and its partners were awarded a new 30-year “production license area” (PLA) on the 31,000-acre Benchamas North area.  The first two platforms are now being planned for the Benchamas North field.  In December, an application for another PLA was submitted, covering 20,000 acres of Block 9A located adjacent to the eastern edge of the Tantawan field.  Action on the Block 9A PLA application is expected within the year.

THE DOMESTIC ONSHORE REGIONS

The Zapata County, Texas, Los Mogotes field, owned 65% and operated by Pogo, was the site of 29 new wells in 2003.  Some 79 prospective well locations still remain in this prosperous field, 34 of which are budgeted for 2004.  Fourth quarter Los Mogotes successes included the Haynes No. 98, Haynes No. 100, and Haynes No. 102, each of which tested at rates of approximately 6 mmcf/d.

Another fourth quarter drilling success was the Jank No. 1 well at Five Mile Creek field in Victoria County, Texas, approximately 65% Pogo-owned.  That well has now reached a gross productive rate of about 10 mmcf/d.  An offset well is likely to be drilled in 2004.

The Davis PDB No. 1 well at the Seven Oaks Woodbine area in Polk County, Texas, 70% Pogo-owned, flowed at a gross rate of 926 barrels of oil and 1.3 mmcf/d of natural gas.  Two 2004 development wells are planned for that area.

An already productive Pogo field, the Eddy County, New Mexico Cedar Canyon field, was the site of the 100%-owned Harroun 10 No. 4, which is flowing at 180 barrels per day and .7 mmcf/d.  Three more Cedar Canyon wells are planned for 2004.

In the Gardner field in San Juan County, New Mexico, Pogo, a 50% owner, drilled five good wells in the fourth quarter.  One of the five new wells was drilled to the Fruitland, and is producing about 2.4 mmcf/d.  The other four wells were drilled to the Mesaverde, and are averaging about .7 mmcf/d per well.

In the Madden field in the Wind River Basin of Wyoming, where Pogo owns about 12%, nine Lower Fort Union producers were drilled in the fourth quarter.  Average per-well gross production is over 1 mmcf/d each.  A 21,500 feet deep Frontier formation exploratory well, the Frontier No. 6-1, is now being drilled.  If that well proves to be successful, several additional Frontier tests would very likely follow in Madden field.

HUNGARY

The previously announced Szolnok No. 2 well on Pogo’s 782,000-acre Hungary exploration license was tested at a calculated daily rate of about 14 mmcf/d.  That success spurred Pogo to file drilling permit applications for the first three of as many as eight development locations on the same geologic structure.  Assuming timely permit approval, those first three development wells will be folded into Pogo’s primary drilling program following the next two exploratory wells.  A second, smaller rig, already in Europe, is being secured to test one or more of the three other wells that have been drilled to date in Hungary, the Szolnok No. 1 and the Tompa Nos. 1 and 2.  Each of the three wells encountered at least one zone of interest during drilling that is presently behind pipe, but the productive capability of any one of these three wells can neither be determined nor completely discounted without such testing.  That smaller rig is expected to become available by March.  The primary drilling rig is presently drilling the Tompa No. 3 exploratory well, and will next drill another exploratory well, the Tompa No. 5, before returning to drill the three development wells near the Szolnok No. 2 discovery location.

DENMARK

In March, 2004, Pogo plans to drill an exploration well on its 40%-owned license No. 13/98 in the Denmark North Sea.  The well will be testing a Jurassic target near the eastern edge of the Danish Central Graben.  There are some possible uphole Cretaceous targets at this drilling location.

$415 MILLION CAPITAL AND EXPLORATION BUDGET FOR 2004 APPROVED

Today, the Board of Directors approved a $415 million capital and exploration budget for 2004.  In 2003, Pogo drilled 248 gross wells, successfully completing 232 of them.  In 2004, 300 gross wells are presently budgeted.

QUARTERLY DIVIDEND DECLARED

The Board of Directors has declared a cash dividend of $0.05 (five cents) per share of common stock, to be paid on February 27, 2004, to shareholders of record on February 13, 2004.

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Natural gas
Price per Mcf	$4.13	$3.20	$4.39	$2.89
Production (sales), Mcf per day	296,957	282,144	296,929	279,046
Crude Oil and Condensate
Price per barrel	$29.32	$27.36	$29.10	$24.89
Production, barrels per day	58,428	49,531	62,121	47,360
Sales, barrels per day	55,784	50,861	61,318	47,518
Total liquids
Production, barrels per day	62,955	53,437	66,230	51,840
Sales, barrels per day	60,311	54,767	65,427	51,998

A summary of unaudited results follows, stated in thousands, except per share amounts

Revenues:
Oil and gas	$272,197	$217,320	$1,159,544	$750,401
Other	648	807	2,452	4,453
	$272,845	$218,127	$1,161,996	$754,854

Income before cumulative effect of change in accounting principle	$55,085	$37,751	$295,107	$107,031
Cumulative effect of change in accounting principle	—	—	(4,166)	—
Net Income	$55,085	$37,751	$290,941	$107,031

Earnings (loss) per share:
Basic-
Income before cumulative effect of change in accounting principle	$0.87	$0.62	$4.72	$1.85
Cumulative effect of change in accounting principle	—	—	(0.07)	—
Net Income	$0.87	$0.62	$4.65	$1.85

Diluted-
Income before cumulative effect of change in accounting principle	$0.86	$0.60	$4.60	$1.77
Cumulative effect of change in accounting principle	—	—	(0.06)	—
Net Income	$0.86	$0.60	$4.54	$1.77

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently.  A reconciliation to net cash provided by operating activities is shown below:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net cash provided by operating activities	$165,097	$118,180	$744,559	$466,479
Remove changes in operating assets and liabilities	18,402	16,561	(19,294)	21,679
Add back exploration expenses	2,456	1,099	7,547	4,783
Discretionary cash flow	$185,955	$135,840	$732,812	$492,941

Net cash used in investing activities	$(263,569)	$(92,114)	$(524,177)	$(364,251)
Net cash provided by (used in) financing activities	$115,513	$(14,074)	$(176,816)	$(61,923)

***

Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns interests in 78 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 685,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 687,000 gross acres in the Gulf of Thailand, approximately 782,000 gross acres in Hungary and approximately 81,000 gross acres in the Denmark North Sea.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst teleconference call on Tuesday, January 27, 2004 at 2:30 p.m. CST.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through April 27, 2004. Microsoft Media Player is required to access the webcast.  It can be downloaded from www.microsoft.com/windows/mediaplayer.